Exhibit 99

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer 847-627-7000

United Stationers Announces Chief Accounting Officer Transition

Deerfield, Ill. — March 28, 2014 — United Stationers (NASDAQ: USTR) today announced that Kenneth M. Nickel, 48, vice president, controller and chief accounting officer, has decided to leave the company. He has agreed to remain with the company to assist in the transition to his successor. Nickel joined United in 1986 and has held increasingly responsible accounting positions throughout his tenure.

“Ken has been a valued associate and has done an outstanding job for United Stationers over the years. We are very grateful for Ken’s contributions to the company and support his desire to pursue other avenues in his career. We wish him well in his new endeavors. We will provide details on Ken’s successor as the information becomes available,” said Todd A. Shelton, United Stationers’ senior vice president and chief financial officer.

Company Overview

United Stationers Inc. is a leading supplier of business essentials, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of over 140,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. The Company’s network of 64 distribution centers allows it to deliver these products to approximately 25,000 reseller customers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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